Exhibit 10.1

Purchase, Licensing and Distribution Agreement

This Purchase, Licensing and Distribution Agreement (including all exhibits attached hereto, this “Agreement”) is made as of September 17th, 2019 (the “Effective Date”), by and between CannaKorp, Inc., a Delaware corporation (“CannaKorp” or “Licensor”), with its principal executive office located at 74 Maple Street, Unit C, Stoneham, Massachusetts 02180, and Nabis Arizona Property LLC or its assignee/designee (“Licensee”), with its principal executive office located at 8925 East Pima Center Parkway, Suite 100, Scotsdale, AZ 85258.

WHEREAS, CannaKorp has designed and developed cannabis vaporization technology and related Intellectual Property Rights (as defined below);

WHEREAS, Licensee is a cannabis producer [with multiple retail outlets]; and

WHEREAS, Licensee wishes to: (a) purchase certain machinery; (b) purchase certain products; and (c) obtain certain exclusive licenses from CannaKorp in the Territory, all under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.  Purchase of CannaMatics.

1.1  Sale of CannaMatic 1. CannaKorp hereby agrees to sell to Licensee, and Licensee agrees to buy from CannaKorp, one (1) CannaMatic 1. The purchase price for the CannaMatic 1 shall be: (a) $4,500.00 USD in cash to be paid by Licensee to CannaKorp within 3 calendar days of Nabis obtaining regulatory approval of its vertically integrated licenses; and (b) $40,500.00 USD, or the balance owing to be paid by Licensee to CannaKorp, within 180 days of the Effective Date. Licensee shall make each CannaMatic Payment by wire transfer of immediately available funds to a bank account designated by CannaKorp.

1.2  Restrictions. Licensee agrees that it may not sell, lease, gift, or transfer the CannaMatic 1 to a third party without CannaKorp’s express written approval, which will not be unreasonably withheld. This restriction shall not apply to Licensee’s Related Entities, which is defined as any entity that is a subsidiary or parent entity to Licensee or that shares a common ownership, membership, or management relationship with Licensee.

2.  Purchase and Delivery of Wisps and Wisp Cartridges.

2.1  Purchase of Wisps and Accessories. CannaKorp agrees that during the Term, Licensee may: (a) purchase Wisps and Accessories from CannaKorp in accordance with the terms and conditions of this Agreement at prices set forth in Exhibit B; and (b) use such Wisps internally or offer for sale and sell such Wisps to end users in the Territory in any manner allowed under the state law in the applicable Territory, excluding Amazon, ebay, Walmart, or other multistate/national brick and mortar or online sales. Online sales allowed under the applicable state law can ONLY occur in the applicable Territory.

2.2  Purchase of Wisp Pod Cartridges. CannaKorp agrees that during the Term Licensee may purchase Wisp Pod Cartridges from CannaKorp in accordance with the terms and conditions of this Agreement at prices set forth in Exhibit B, but solely to use such Wisp Pod Cartridges internally in the creation of Licensee Wisp Pods as permitted herein. Licensee agrees that it: (a) will not distribute or sell empty Wisp Pod Cartridges on and will not make any modifications to the Wisp Pod Cartridges; and (b) may only distribute the Wisp Pod Cartridges as part of the assembled Licensee Wisp Pods in accordance with this Agreement.

2.3  Delivery.  During the Term, delivery of Wisps, Wisp Pod Cartridges and Accessories will be to Licensee’s premises at TBD, or at other locations that Licensee shall designate, and CannaKorp shall arrange for the shipping of the Wisps, Wisp Pod Cartridges and Accessories to Licensee. CannaKorp shall obtain and pay for insurance for the Wisps, Wisp Pod Cartridges, and Accessories in a sufficient amount equal to at least their sales price and identify Licensee as an additional insured on that insurance. CannaKorp shall also be responsible for, and bear the risk of loss, of the Wisps, Wisp Pod Cartridges, and Accessories prior to their delivery and turnover to Licensee at Licensee’s address. Except as stated in the prior sentence, Licensee shall be responsible for all shipping and delivery costs. All shipments hereunder will be made in CannaKorp’s standard shipping packages which shall meet industry standards.

2.4  Minimum Orders. Licensee agrees to meet the minimum quarterly orders as follows: two hundred (200) Wisps and five thousand (5000) Wisp Pod Cartridges.

2.5  Other Sales. Licensee is granted the limited right to sell Wisps, Licensee Wisp Pods and Accessories to other retailers or marketplaces approved by CannaKorp in writing, which shall not be unreasonably withheld.

3.  Licenses.

3.1  Applicable Territory. The Territory applicable to this Agreement shall be Arizona, USA; provided, however, CannaKorp will consider other geographic regions proposed by Licensee on a case-by-case basis and in CannaKorp’s sole discretion.

3.2  License Generally.  Subject to the terms and conditions of this Agreement, during the Term and the Termination Period, CannaKorp hereby grants to Licensee exclusive, non-sublicensable and non-transferable license to: (a) manufacture and make Licensee Wisp Pods in the Territory using a CannaMatic 1 purchased in accordance with Section 2 and using Licensed Patents and the Licensed-Know-How as set forth in Exhibit A; (b) use Wisps and Wisp Pod Cartridges in the Territory; (c) offer for sale and sell Wisps, Licensee Wisp Pods and Accessories in the Territory to End-Users in the Territory in any manner allowed under the state law in the applicable Territory and at a price determined by Licensee excluding any Amazon, Ebay, Walmart, or other multistate/national brick and mortar or online sales; (d) with CannaKorp’s approval in writing, which CannaKorp shall not unreasonably withhold, distribute and sell Wisps, Licensee Wisp Pods and Accessories to other retailers for resale in the Territory at a price determined by Licensee; and (e) to market and promote Wisps, Licensee Wisp Pods and Accessories for sale in the Territory.

3.3  Right of First Refusal for Exclusive Licenses in Michigan and Washington. CannaKorp grants Licensee and its Related Entities a right of first refusal to obtain an exclusive license in the states of Michigan and Washington to (a) manufacture and make Licensee Wisp Pods using a CannaMatic 1; (b) use Wisps and Wisp Pod Cartridges; (c) offer for sale and sell Wisps, Licensee Wisp Pods and Accessories to End-Users in any manner allowed under the state law and at a price determined by Licensee; (d) with CannaKorp’s approval in writing, which CannaKorp shall not unreasonably withhold, distribute and sell Wisps, Licensee Wisp Pods and Accessories to other retailers for resale at a price determined by Licensee; and (e) to market and promote Wisps, Licensee Wisp Pods and Accessories. CannaKorp shall not enter into any written or oral agreement with a third-party that provides for the same or similar license as described above within the states of Michigan or Washington without first providing at least sixty (60) calendar days’ written notice to Licensee of the option to enter into an exclusive license for the states of Michigan or Washington. Licensee shall have thirty (30) calendar days after receipt of the written notice to provide written notice to CannaKorp as to whether it accepts or rejects the option. If Licensee accepts the option, the Parties shall work together in good faith to negotiate and execute a written Purchase, Licensing, and Distribution Agreement consistent with the terms and conditions set forth in this Agreement

4.  Representations and Warranties.

4.1  General. Each of Licensee and CannaKorp represents, warrants and covenants (as applicable) to the other that:

4.1.1  It is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization, and has full corporate or limited liability company power and authority to enter into this Agreement.

4.1.2  This Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles.

4.1.3  It is not subject to a petition for relief under any bankruptcy legislation, it has not made an assignment for the benefit of creditors, it is not subject to the appointment of a receiver for all or a substantial part of its assets, and it is not contemplating taking or becoming subject to any of the foregoing.

4.1.4  It will comply with all applicable laws in performing its obligations and exercising its rights under this Agreement, including, without limitation, any requirements imposed by any governmental authority related to the manufacture, distribution and/or commercialization of cannabis and/or cannabis-related products in the Territory. Licensee represents and warrants that it shall comply with all state and local laws applicable to the Territory.

4.2  CannaMatic 1 Warranty.  Notwithstanding anything in the Agreement to the contrary, CannaKorp warrants to Licensee that for a period of one year after delivery of the CannaMatic 1 and its component parts to Licensee, the CannaMatic 1 will: (a) be free of design, material and workmanship defects and shall be fit for its intended use; and (b) shall operate in accordance with its written specifications. If Licensee makes a warranty claim in writing to CannaKorp during the warranty period, CannaKorp will, in its discretion, repair or replace the CannaMatic 1 or any component part within thirty (14) calendar days of receiving such warranty claim at CannaKorp’s sole cost (including shipping, handling, transportation, labor and materials costs). However, if needed parts are subject to longer lead times, this 14-day provision shall not apply. In such a case, CannaKorp will use its best efforts to obtain parts as soon as possible, and will keep Licensee informed. Any defective CannaMatic 1, or defective components thereof, returned under this warranty will become CannaKorp property.

4.3  Wisp, Wisp Pod Cartridge and Accessories Warranty. Notwithstanding anything in this Agreement to the contrary, CannaKorp warrants to Licensee that for a period of one year after delivery of each Wisp, Wisp Pod Cartridge, or Accessory to Licensee such Wisp, Wisp Pod Cartridge or Accessory will: (a) be free of design, material and workmanship defects and shall be fit for its intended use; and (b) shall operate in accordance with its written specifications. If Licensee makes a warranty claim in writing to CannaKorp during the warranty period, CannaKorp will, in its discretion, repair or replace the applicable Wisp, Wisp Pod Cartridge, or Accessory within thirty (30) calendar days of receiving such warranty claim at CannaKorp’s sole cost (including shipping, handling, transportation, labor and materials costs). All defective Wisps, Wisp Pod Cartridges or Accessories, or defective components thereof, returned under this warranty will become CannaKorp property. If CannaKorp determines that the original products did not contain a design, material or workmanship defect, Licensee will pay CannaKorp all costs of handling, transportation, and repairs at CannaKorp’s then-prevailing rates, which CannaKorp will make available to Licensee at Licensee’s reasonable request. Licensee may contact CannaKorp prior to shipping any suspected defective products back to CannaKorp and the parties will work in good faith to determine whether such handling, transportation, and repair costs may be shared if, after inspecting any Wisps, Wisp Pod Cartridges or Accessories, CannaKorp determines that there is no design, material or workmanship defect.

4.4  Wisp, Wisp Pod Cartridge and Accessories Warranty Procedures. CannaKorp will perform all Warranty service at CannaKorp’s designated facility or at Licensee’s facility in CannaKorp’s discretion; provided that in the case of Wisps, Wisp Pod Cartridges and Accessories for which Warranty service is provided at CannaKorp’s designated facility, Licensee will ship at CannaKorp’s sole cost the applicable Wisps, Wisp Pod Cartridges and Accessories in accordance with CannaKorp’s shipping instructions. CannaKorp will be responsible for its own costs of materials and its own labor in connection with any Warranty claims.

4.5  Warranty Exclusions. The Parties agree as follows:

4.5.1  The Warranty shall be void as to a particular Wisp, if:

(a) Licensee or any other Related Third Party uses the Wisp in any manner not intended by the Wisp specifications and/or attempts to repair the Wisp without approval by CannaKorp;

(b) Licensee is negligent in installing, repairing or operating the Wisp;

(c) After purchase by Licensee a Wisp is damaged by Licensee or end-user, including, but not limited to, as a result of a failure of Licensee to periodically clean the Wisp in accordance with the instructions provided with the Wisp by CannaKorp;

(d) The Wisp is damaged by Licensee after delivery from CannaKorp to Licensee.

4.5.2  The Warranty shall be void as to a particular Wisp Pod Cartridge, if:

(a) Licensee or any other Related Third Party uses the Wisp Pod Cartridge in any manner not intended by the Wisp Pod Cartridge Specifications and/or attempts to repair a Wisp Pod Cartridge without approval by CannaKorp;

(b) A Wisp Pod Cartridge is damaged by Licensee after delivery from CannaKorp to Licensee.

4.6  Disclaimer. THE WARRANTIES SET FORTH ABOVE ARE CANNAKORP’S SOLE LIABILITY FOR CLAIMS BASED UPON DEFECTS IN, OR FAILURE OF, THE CANNAMATIC 1, ANY WISP, ANY WISP POD CARTRIDGE OR ANY ACCESSORY PROVIDED BY CANNAKORP HEREUNDER. THESE PROVISIONS CONTAIN LICENSEE’S EXCLUSIVE REMEDIES FOR CLAIMS BASED UPON DEFECTS IN, OR FAILURE OF, THE CANNAMATIC 1, ANY WISP, ANY WISP POD CARTRIDGE OR ANY ACCESSORY. CANNAKORP HEREBY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT) WITH RESPECT TO THE CANNAMATIC 1, ANY WISP, ANY WISP POD CARTRIDGES OR ANY ACCESSORY.

5.  Prices; Payment Terms.

5.1  Pricing. The prices to be paid by Licensee to CannaKorp for Wisps, Wisp Pod Cartridges and Accessories are set forth on the price list attached as Exhibit B. The Parties agree that: (a) the prices on the Price List do not include any applicable taxes or related charges; and (b) there shall be no price increase for a period of one year. After the one-year period, CannaKorp may increase prices by a maximum of 10 percent per contract year, upon 60 days’ written notice to Licensee. All Prices mentioned and quoted in this agreement are in USD. If Licensee objects to any price increase and cannot resolve the issue with CannaKorp, Licensee may, in its sole discretion, terminate this Agreement without any penalty upon 120 days' written notice to CannaKorp.

5.2  Invoices; Late Fees. CannaKorp will invoice Licensee upon shipment of the Wisps, Wisp Pod Cartridges and/or Accessories, as applicable. Licensee will pay each Invoice in full within thirty (30) calendar days of the date of receipt of such Invoice via check or wire transfer of immediately available funds to an account designated by CannaKorp. Any payments which fall due on a date which is a non-business day may be made on the next following business day. Any payment not made when due hereunder will be subject to a finance charge of 1.5% for each month or part of a month that payment is overdue, but not greater than the highest rate of interest allowed by applicable law.

5.3  Valid Bank Account. As of the Effective Date, Licensee has a valid and active US checking account. Licensee will maintain such checking account during the Term; provided, that, if such checking account is closed due to no wrongdoing of Licensee, Licensee shall not be in breach of this requirement so long as Licensee uses diligent efforts to promptly open a new valid checking account.

5.4  Taxes and Other Charges. Except as otherwise stated in this Agreement, in addition to any other amounts due hereunder, Licensee will pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature now in force or enacted in the future that are assessed upon or with respect to the manufacture, offer for sale, sale or importation of the Wisps, Wisp Pods Cartridges, Accessories, any payments made or owing hereunder.

6.  Intellectual Property Rights; Restrictions.

6.1  Delivery of Licensed Know-How. CannaKorp will deliver to Licensee all Licensed Know-How to which Licensee is entitled under this Agreement within thirty (30) calendar days of the Effective Date.

6.2  Practice of Licensed Patents and Know-How. Except as expressly licensed under this Agreement, Licensee will not practice or otherwise exploit the Licensed Patents, the Licensed Know-How, or the subject matter thereof. However, CannaKorp will provide first-time set up and training to Licensee and its representatives with respect to the Licensed Patents and Licensed Know-How, as reasonably requested by Licensee. Licensee shall be responsible for CannaKorp costs associated with additional requested training, including to train new employees.

6.3  Patent Marking. Licensee will mark all Licensee Wisp Pods that are manufactured or sold under this Agreement, and all packaging related thereto, with the number of each issued Licensed Patent or other Patents Controlled by CannaKorp that applies to such Licensee Wisp Pod. As soon as reasonably possible after any new Patents are granted and/or become Controlled by CannaKorp and such information is provided to Licensee, Licensee will update the applicable product labels and literature to reflect the new Patents after depleting stocks of its current inventory. CannaKorp shall reimburse Licensee for its reasonable costs incurred to update its product labels and literature due to CannaKorp’s new Patents.

6.4  No Other Rights. Licensee hereby acknowledges and agrees that: (a) as between the Parties, CannaKorp has all right, title and interest in and to the Licensed Patents and Licensed Know-How; (b) Licensee will acquire no right, title or interest in or to the Licensed Patents and Licensed Know-How, by implication, estoppel or otherwise, other than the licenses granted to Licensee hereunder; and (c) no Third Party will acquire any right, title or interest in or to the Licensed Patents and Licensed Know-How, by implication, estoppel or otherwise.

6.5  Improvements by Licensee. Subject to the limited license rights granted to Licensee hereunder, CannaKorp will retain sole ownership and rights, title and interest in and to the Licensed Patents, Licensed Know-How and the subject matter thereof, and any improvements, modifications and/or enhancements thereto, whether developed by or on behalf of CannaKorp or Licensee. Licensee will promptly disclose to CannaKorp any Improvements that it develops, and hereby assigns and transfers, and agrees to execute and deliver to CannaKorp any documents reasonably requested by CannaKorp to more fully vest in CannaKorp, all right, title and interest in and to the Improvements, and all related Intellectual Property Rights.

7.  Trademarks.

7.1  License. Subject to the terms and conditions of this Agreement, CannaKorp hereby grants to Licensee a non-exclusive, non-sublicensable and non-transferable license to: (a) use and display the CannaKorp Marks solely for the purpose of advertising and promoting; and (b) affix the CannaKorp Marks to the Licensee Wisp Pods as set forth in Exhibit A. CannaKorp may revise Exhibit A at any time, upon 30 days’ written notice to Licensee.

7.2  Use of CannaKorp Marks on Licensee Wisp Pods and Licensee Wisp Pod Packaging. Licensee will label all Licensee Wisp Pods with the then-current Licensee Marks. Each Licensee Wisp Pod label or lid will also state: “Only For Use in the Wisp System”, or any other statement reasonably required by CannaKorp and communicated to Licensee upon 30 days’ written notice. The packing cartons used to pack and dispense Licensee Wisp Pods will also include CannaKorp’s Marks, including, without limitation, the CannaKorp logo and/or tag line in a reasonable size relative to Licensee’s logo and/or tag line. All Wisp Pod artwork prepared by Licensee shall be submitted in advance to CannaKorp for written approval, which shall not be unreasonably withheld and which CannaKorp shall approve or disapprove within 14 calendar days after receipt from Licensee. Licensee may use CannaKorp Marks as provided by CannaKorp together with its own marks on any point-of-sale material or advertising directed to end-users.

7.3  Right to Sublicense. Licensee is granted the limited right to sublicense, upon prior written approval from CannaKorp, which CannaKorp shall not unreasonably withhold, the rights to use the CannaKorp Marks, strictly in accordance with the terms and conditions set forth in this Section 7.

7.4  Rights in Marks.

Licensee acknowledges CannaKorp’s exclusive ownership of the CannaKorp Marks and that use of any of the CannaKorp Marks by Licensee, including any resulting goodwill, will inure to the sole benefit of CannaKorp. Licensee will not do or suffer to be done any act or thing inconsistent with such ownership and will not acquire or claim or assist third parties in acquiring or claiming any title in or to any of the CannaKorp Marks. In addition, Licensee hereby covenants that it will not directly or indirectly undertake any action that in any manner might question, contest, challenge, infringe or impair the validity, enforceability, scope of rights or title of CannaKorp in any of the CannaKorp Marks at any time during the Term. After the Term, Licensee will not adopt or use any word, name, mark, symbol, other designation or trade style which is likely to cause confusion or dilute any of the CannaKorp Marks, and will not make any unlicensed use of trademarks or service marks which is confusingly similar to or dilutive of any of the CannaKorp Marks as determined by the prevailing law. In addition, Licensee agrees that it will not use any of the CannaKorp Marks in combination with any word, name, mark, symbol, other designation or trade style so as to create a composite mark, unless such use is explicitly authorized in writing by CannaKorp.

Licensee will use the CannaKorp Marks only in a manner and form: (a) designed to maintain the high quality of the CannaKorp Marks; (b) consistent with the use of the CannaKorp Marks by CannaKorp; (c) that protects CannaKorp’s ownership interest therein; and (d) that complies with Applicable Law and federal trademark laws, rules and regulations. Licensee agrees that it will maintain procedures to assure the reasonably consistent quality of Licensee Wisp Pods bearing or containing the CannaKorp Marks.

8.  Wisp Pods Requirements.

8.1  Amount of Cannabis. Unless otherwise required by the applicable law in the Territory, in no event may Licensee pack less than 0.1 grams of cannabis in a Wisp Pod without express written approval of CannaKorp, which approval may be withheld in the sole discretion of CannaKorp.

8.2  Sealing Requirements. Licensee Wisp Pods filled with cannabis shall be properly sealed pursuant to the applicable instructions provided by CannaKorp to ensure an 18-month shelf life.

8.3  Wisp Pod Functionality. Licensee will be responsible for ensuring that final assembled Licensee Wisp Pods properly function when operated with Wisps. Proper functionality of final assembled Licensee Wisp Pods includes, but is not limited to, Wisp Pod lid and bottom puncturability.

9.  Non-Compete. During the Term, other than participating in the activities described herein, Licensee agrees that it will not directly or indirectly: (a) design, develop, or manufacture any table top, single-use, portion-pack products intended to vaporize flower, including any vaporizer designed for use with single-use, portion-pack pods solely containing flower, or participate in any of the foregoing (except in connection with Wisps or Licensee Wisp Pods); or (b) enter into an agreement with any unrelated Third Party that manufactures any similar table top, single-use, portion-pack products intended to vaporize flower, including any vaporizer designed for the use with single-use, portion-pack pods solely containing flower. Licensee agrees to notify CannaKorp in the event that it enters into an agreement to sell or distribute any other table top, single-use, portion-pack products intended to vaporize flower.

10.  Reports; Records; Audits.

10.1  Reports.

10.1.1  Upon First Commercial Sale of a Licensee Wisp Pod. Licensee will report to CannaKorp the date of first commercial sale of a Wisp Pod made by Licensee in the Territory within ten (10) calendar days of occurrence.

10.1.2  After First Commercial Sale. After Licensee’s first commercial sale of a Licensee Wisp Pod, Licensee will deliver a written report to CannaKorp within ten (10) calendar days of the end of each calendar month during the Term, containing the following information concerning the immediately preceding calendar month: (a) the variety of Licensee Wisp Pods sold; (b) the number of Licensee Wisp Pods sold; and (c) the number of Wisps sold.

10.2  Audits. CannaKorp may, upon five (5) Business Days written notice to Licensee specifying any time of day during Licensee’s regular business hours, audit Licensee’s records and facilities for the purpose of assessing Licensee’s compliance with this Agreement; provided however, that CannaKorp shall not conduct any such audit in a manner that disrupts Licensee’s business operations. Licensee will provide reasonable assistance to CannaKorp in obtaining any permits or other governmental or regulatory approvals that are legally required for CannaKorp and/or its assigned auditors to enter Licensee’s premises.

11.  Term and Termination.

11.1  Term. This Agreement will commence on the Effective Date and, unless terminated earlier as provided in this Section 11, remain in full force and effect until the third anniversary of the Effective Date. Thereafter, this Agreement will automatically renew for additional one (1) year periods, unless one Party informs the other Party in writing of its intent not to renew at least 120 calendar days prior to the expiration of the Term or unless this Agreement is earlier terminated as provided for in this Agreement.

11.2  Termination for Material Breach. If a Party materially breaches any provision of this Agreement, then the non-breaching Party may give written notice to the breaching Party of such breach (which written notice must describe, in reasonable detail, the alleged breach). If such breach(es) cannot be cured, then, at the sole option of the non-breaching Party, this Agreement shall terminate immediately upon the delivery of such notice. If such breach(es) can be cured, but remain(s) uncured more than thirty (30) calendar days after receipt of such written notice, then, at the sole option of the non-breaching Party, this Agreement shall immediately terminate after the conclusion of such thirty (30) calendar day cure period.

11.3  Termination. This Agreement shall automatically and immediately terminate without the requirement of any written notice if: (a) either Party makes an assignment for the benefit of creditors; (b) either Party is subject to the appointment of a receiver (or similar authority) of a substantial portion of its assets; (c) either Party ceases its active business operations; (d) either Party files a petition under any chapter of the federal or any state bankruptcy code or law; (e) an involuntary filing is made against either Party under any chapter of the federal or any state bankruptcy code or law which is not dismissed within sixty (60) calendar days after the date of filing written notice; (f) the laws of the Territory make the terms, conditions, or performance of this Agreement by either Party unlawful; (g) Nabis is unsuccessful in obtaining regulatory approval for the transfer of its AZ licenses.

11.4  Effect of Termination. Any expiration or termination of this Agreement will not affect any obligations of the Parties that have accrued up to the date of such termination or expiration, including without limitation any payment obligation. All rights and licenses granted to Licensee hereunder will terminate and be of no further force or effect. The provisions of Sections 12 and 13 will survive and will continue in full force and effect in accordance with their terms.

12.  Confidentiality.

12.1  Confidential Information. “Confidential Information” shall mean all information and documentation relating to the Disclosing Party’s (as defined herein) business of a proprietary and confidential nature, including, but not limited to, information and documentation relating to a Disclosing Party’s products, services, deliverables, Intellectual Property Rights, customers, marketing and strategies. For the purposes of the Agreement, the Parties agree that the information contained in the Agreement and its exhibits are the Confidential Information of both Parties.

12.2  Protection of Confidential Information. During the Term and for a period of three (3) years after the termination thereof, each Party who receives (the “Receiving Party”) Confidential Information of the other Party (a “Disclosing Party”) agrees: (a) to hold the Disclosing Party’s Confidential Information in strict confidence, using the same degree of care and protection (but no less than a reasonable degree of care and protection) that it exercises with its own Confidential Information of a similar nature; (b) not to directly or indirectly disclose or otherwise make available any Confidential Information of the Disclosing Party to any Third Party (except as set forth below); and (c) not to copy or use the Disclosing Party’s Confidential Information for any purpose other than as necessary to fulfill Receiving Party’s obligations or exercise its rights under the Agreement. Each Party will disclose the other Party’s Confidential Information only to its employees and consultants who have a need to know such information in order to fulfill such Party’s obligations under the Agreement and who have executed a confidentiality agreement with the Receiving Party under which the Disclosing Party’s Confidential Information is protected (as provided for herein) or who are bound by a professional code of professional conduct not to disclose the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, the Receiving Party will be allowed to disclose the Confidential Information of the Disclosing Party to the extent that such disclosure: (i) is approved in writing by the Disclosing Party; (ii) is required by law or by the order of a court or competent jurisdiction or administrative body; provided that the Receiving Party notifies the Disclosing Party in writing of such intended disclosure at least 14 calendar days prior to such intended disclosure and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure; or (iii) is to any proposed acquirer of the Receiving Party’s business (in the context of a Change of Control) or any equity owner of the Receiving Party or proposed equity owner of Receiving Party; provided that such equity owner, proposed equity owner or proposed acquirer has executed a confidentiality agreement with the Receiving Party under which the Disclosing Party’s Confidential Information is protected from disclosure under terms and conditions no less protective than those terms and conditions provided for in this Section 12.

12.3  Exclusions. Information of a Disclosing Party shall not be Confidential Information if such information: (a) is publicly available prior to the time of disclosure or later becomes publicly available, in each case through no fault of the Receiving Party; (b) was, prior to disclosure pursuant to the Agreement, rightfully known to the Receiving Party without confidentiality restriction as evidenced by contemporaneous written documentary evidence; or (c) was independently developed by employees, consultants or other representatives of the Receiving Party who had no access to the Disclosing Party’s Confidential Information as evidenced by contemporaneous written documentary evidence.

12.4  Remedies. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations under Section 12.2 and that any such breach may allow the Receiving Party or Third Parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate injunctive or other equitable relief in addition to whatever rights or remedies it might have at law, in equity or by statute. The Receiving Party shall notify the Disclosing Party in writing immediately upon the occurrence of any unauthorized release or other breach of the other Party’s Confidential Information. Any breach of Section 12.2 shall constitute a material breach of this Agreement.

12.5  Return of Confidential Information. The Receiving Party agrees, upon demand by the Disclosing Party and/or upon termination or expiration of the Term, to destroy or return promptly to the Disclosing Party all originals and all copies of any documents, reports, notes or other materials (whether maintained in tangible, documentary form or in computer memory or other electronic format), in the possession or under the control of Receiving Party, containing, incorporating or reflecting, in any way, any Confidential Information of the Disclosing Party.

12.6  Disclosure of Existence of this Agreement; Relationship. Either Party may refer to the existence of this Agreement (but not its terms and conditions). In addition, CannaKorp may identify Licensee as an authorized seller of Wisp Pods and Wisps on its website, unless where prohibited by law or requested in writing by Licensee to that CannaKorp not identify its name.

13.  Indemnification.

13.1  Intellectual Property Indemnification by CannaKorp. CannaKorp shall defend, indemnify and hold harmless Licensee and its present and former parents, subsidiaries, directors, officers, equity owners, employees, representatives, agents and other affiliates (the “Licensee Indemnified Persons”), from any and all claims, losses, damages, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Licensee Indemnified Persons and arising out of or in connection with a law suit or other legal or regulatory proceeding brought or instituted by a third party that any CannaMatic 1, any Wisp, any Wisp Pod, any Accessory, any CannaKorp IP rights or any CannaKorp Marks (or any component thereof) constitutes an unauthorized use or infringement of any Third Party's Intellectual Property Right now existing or hereafter arising. If the use of a CannaKorp Asset or any component thereof is enjoined in connection with such Third Party Claim (each, an "Infringing Product"), CannaKorp will, at its sole expense and option: (i) procure for Licensee the right to continue using the Infringing Product as set forth in the Agreement; (ii) replace the Infringing Product with a non-infringing product of equivalent function and performance; or (iii) modify the Infringing Product to be non-infringing, without detracting from function or performance. If CannaKorp elects not to (or cannot) employ any of the options contained in the previous sentence, the Parties agree, upon CannaKorp’s written request, to terminate the Agreement and CannaKorp shall pay to Licensee an amount equal to all amounts paid by Licensee to CannaKorp with regard to the Infringing Product under this Agreement.

13.2  Other Indemnification by CannaKorp. CannaKorp shall also indemnify, defend and hold harmless the Licensee Indemnified Persons from and against any Losses arising out of or in connection with any Third Party Claim alleging: (a) CannaKorp’s and/or its Affiliate’s noncompliance or alleged noncompliance with the provisions of Applicable Law; (b) CannaKorp’s breach of any provision of the Agreement; or (c) any action or omission by CannaKorp or any of its officers, directors, managers, employees, consultants, agents and/or representatives constituting gross negligence, fraud or intentional misconduct.

13.3  Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless CannaKorp and its present and former parents, subsidiaries, directors, officers, equity owners, employees, representatives, agents and other affiliates (the “CannaKorp Indemnified Persons”) from and against any Losses arising out of or in connection with any Third Party Claim alleging: (a) Licensee’s noncompliance with the provisions of Applicable Law; (b) claims that would also constitute Licensee’s breach of any provision of the Agreement; (c) any action or omission by Licensee or any of its officers, directors, managers, employees, consultants, agents and/or representatives constituting gross negligence, fraud or intentional misconduct; (d) the cannabis, resulting vapor or other raw material contained in the Licensee Wisp Pods, unless due to a defect in the Wisp Pods not caused by Licensee; or (e) any Licensee Wisp Pod constitutes an unauthorized use or infringement of any Third Party's Intellectual Property Right now existing or hereafter arising (except to the extent that such Third Party Claim arises from any CannaKorp Marks on such Licensee Wisp Pod) or CannaKorp IP Right.

13.4  Indemnification Procedures. If an Indemnified Person believes that it is entitled to indemnification from CannaKorp or Licensee, respectively, then Licensee (on behalf of any Licensee Indemnified Person) or CannaKorp (on behalf of any CannaKorp Indemnified Person) shall promptly notify the Indemnifying Person in writing and in reasonable detail of any such claim for indemnification. The Indemnifying Person shall have the authority to control the defense and settlement of such Indemnified Claim, and the applicable Indemnified Persons shall give reasonable assistance to the Indemnifying Person to enable the Indemnifying Person to defend the Indemnified Claim; provided however, that if the Indemnifying Person does not affirmatively defend the Indemnified Claim within a reasonable time of receiving such written notice, the Indemnified Persons may defend such Indemnified Claim at the Indemnified Person’s sole expense (but with only one law firm representing all Indemnified Persons) and the Indemnifying Person shall reimburse the Indemnified Persons for all costs and expenses associated with such defense within 30 calendar days of receipt of an invoice therefor. The applicable Indemnified Persons shall have the right, but not the obligation, to participate, at their own expense, with respect to the defense of any such Indemnified Claim. No such Indemnified Claim shall be settled or compromised by the Indemnifying Person without the prior written consent of all applicable Indemnified Persons if such settlement or compromise: (i) does not include a full release of all applicable Indemnified Persons from all claims comprising the Indemnified Claims; (ii) in any manner indicates that any applicable Indemnified Person contributed to or was responsible for the cause of any such Indemnified Claim; or (iii) imposes any obligations upon any applicable Indemnified Persons or requires any Indemnified Person to take any action. .

13.5  Non-Disparagement. During the Term, each of the Parties agrees not to make any statements to any third party nor take any action to disparage or defame the other; provided however, that this Section shall not apply in connection with any action or proceeding brought by one of the Parties to enforce the terms of this Agreement.

13.6  NO SPECIAL DAMAGES. IN NO EVENT SHALL A PARTY, ITS PRESENT AND FORMER PARENTS, SUBSIDIARIES, AFFILIATES, MANAGERS, DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUPPLIERS, DISTRIBUTORS, LICENSORS OR EXTERNAL SERVICE PROVIDERS BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES, (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROPERTY OR EQUIPMENT, LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF DATA, BUSINESS INTERRUPTION, DAMAGE TO BUSINESS REPUTATION, OR LOSS OF USE) ARISING: OUT OF THE PAST, PRESENT OR FUTURE RELATIONSHIP BETWEEN THE PARTIES UNDER THIS AGREEMENT; OUT OF ANY CLAIMS A PARTY HAD, HAS, OR MAY HAVE, KNOWN OR UNKNOWN, AGAINST THE OTHER PARTY WHETHER GROUNDED IN TORT OR CONTRACT; OUT OF THE CREATION, LEASE, LICENSE OR SUPPLYING OF THE PRODUCTS REFERENCED IN THIS AGREEMENT; OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.7  Application of Limitations of Liability. The limitations on liability and exclusion of certain damages contained in Section 13.6 above shall apply regardless of the availability, success or effectiveness of other remedies. The Parties understand and agree that the limitations of liability and exclusion of certain damages contained in this Agreement are reflected in the pricing of the products referenced in this Agreement.

14.  General.

14.1  Entire Agreement; Counterparts. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof. The Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

14.2  Force Majeure. Each Party will be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from a natural calamity, act of government or similar cause beyond the control of such Party, provided that, in order to be excused from delay or failure to perform, such Party must give written notice to the other containing reasonable particulars of such delay or failures in question and act diligently to remedy the cause of such delay or failure.

14.3  Waivers; Amendments. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Except as expressly provided herein, no waiver by any Party of a breach of any covenant or condition of this Agreement by any other Party will be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. This Agreement (including its Exhibits) may not be changed or amended except by a writing expressly referring to this Agreement signed by both Parties.

14.4  Insurance. Both Parties agree to carry and maintain with reputable insurance companies acceptable to the other Party coverage covering comprehensive general liability, including product liability, liability assumed under this Agreement and excess liability, with such limits as are sufficient in the industry to protect the other Party from the liabilities insured against by such coverages.

14.5  Severability. Except as otherwise expressly provided herein, if any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance is, to any extent, held to be invalid or unenforceable by a court of competent jurisdiction, then (a) the remainder of this Agreement will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law, and (b) the Parties covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

14.6  Relationship of the Parties. This Agreement does not imply any joint venture, partnership or employer-employee arrangement between the Parties. CannaKorp and Licensee are separate, independent business entities agreeing to work together in the manner set forth in this Agreement. Neither CannaKorp nor Licensee will have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever. Neither Party, nor its agents or employees shall, under any circumstances, be deemed employees, agents or representatives of the other Party.

14.7  Assignment. Neither Party may assign or transfer this Agreement in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party.

14.8  Notices. All notices and other communications required or permitted to be given under this Agreement will be in writing and will be deemed given: (a) when delivered in hand; (b) one Business Day after sent by e-mail (if sent by e-mail); (c) one Business Day after deposited with a reputable commercial courier for overnight delivery, if sent by reputable commercial courier; or (d) three (3) Business Days after deposit in the U.S. Mail, postage prepaid and addressed to the appropriate Party at the address noted below, return receipt requested, unless by such notice a difference address will have been designated.

If to CannaKorp:

CannaKorp, Incorporated
74 Maple Street, Suite C
Stoneham, MA 02180
Attention: Saul Niddam

Email: saul@targetgroupinc.ca

If to Licensee:

Licensee Name:

Address:

Attention:

Email:

14.9  Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.10  Governing Law; Venue; No Jury Trial. This Agreement will be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts without regard to any choice or conflict of law principles; provided that any dispute relating to the scope, validity, enforceability, infringement, patentability or misuse of any Patent will be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates. Any claim, action, suit or other proceeding initiated by either of the Parties arising under or in connection with this Agreement may be asserted, brought, prosecuted and maintained only in a court of competent jurisdiction located in the Commonwealth of Massachusetts or in the State of Arizona (each a “Court”) and each Party hereby shall not object to the jurisdiction of any such Court based upon an argument of lack of jurisdiction, improper venue, forum non conveniens or any other grounds. Each Party hereby submits themselves to the jurisdiction of any Court. THE PARTIES EACH WAIVE ALL RIGHTS TO A TRIAL BY JURY WITH REGARD TO ANY CLAIM, ACTION, SUIT OR OTHER PROCEEDING INITIATED BY EITHER OF THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14.11  Conflicting Terms. The Parties understand and agree that the provisions of this Agreement will supersede any inconsistent provisions contained in any invoice, purchase order, quotation, confirmation, acceptance, acknowledgement or similar form.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

CANNAKORP, INC.

By:	/s/Saul Niddam
Name:	Saul Niddam
Title:	Chief Executive Officer

LICENSEE

By:	/s/ Shay Shnet
Name:	Shay Shnet
Title:	Authorized Agent

Exhibit A

CannaKorp IP Rights

Licensed Know-How

•	All current and future Wisp pod designs and technology, including size and materials (both internal and external)
•	CannaKorp Standard Operating Procedures for cultivation partners (SOPs) including: Cultivation SOPs, CannaMatic 1 SOPs and cPod SOPs
•	Technology and systems to deliver cPod – Wisp appliance efficiency levels
•	cPod materials forming and tooling

Licensed Patents

International Patent Application No.:  PCT/US2015/013778

Title:  METHODS AND APPARATUS FOR PRODUCING HERBAL VAPOR

Filing Date:  January 30, 2015

Inventor(s):  Michael Patrick Bourque

Our Ref. No.:  B1411.70000WO00

European Patent Application No.: 15742714.7
Based on International. Application No.: PCT/US2015/013778
Entitled: METHODS AND APPARATUS FOR PRODUCING HERBAL VAPOR
Inventor(s): Michael Patrick Bourque
Our Ref. No.: C1487.70000EP00

U.S. Provisional Application No.:

Title:  METHOD AND APPARATUS FOR VAPORIZATION OF MATERIAL

Filing Date:  November 3rd, 2017

Inventor(s):  Ian Tinkler et al.

Our Ref. No.:  C1487.70002US00

U.S. Provisional Application No.:  61/934,255

Title:  CONTAINER POD AND DELIVERY SYSTEM

Filing Date:  January 31, 2014

Inventor(s):  Michael Patrick Bourque

Our Ref. No.:  B1411.70000US00

U.S. Provisional Application No.: 62/542,470

Title:  CONTAINER FOR PRODUCING HERBAL VAPOR

Filing Date:  August 8, 2017

Inventor(s):  Ian Tinkler et al.

Our Ref. No.:  C1487.70001US00

CannaKorp Marks

CannaKorp

CannaCorp

Wellness Your Way

Wisp

Wisp Vaporizing System

Wisp Vaporizer

Wisp Vapor

Wisp Vapor Bottle

Vapor Bottle Sleeve

Wisp Sleeve

Wisp Mouthpiece

Wisp Pods

Wispensary

See attached Zip file of logos provided [CannaKorp and Wisp Logo]

Exhibit B

Wisp, Wisp Pod Cartridge and Accessory Prices

Licensee will pay CannaKorp a fee of $1.00 per each Wisp Pod Cartridge (including each of its components) purchased by Licensee from CannaKorp.

Licensee will pay CannaKorp a fee of $0.45 per each Kush Bottle Pod Tower which holds 6 Wisp Pods (secondary pod packaging) purchased by Licensee from CannaKorp. – Can be purchased from us or directly. Any change in secondary pod packaging will require written approval from CannaKorp Inc.

Licensee will pay CannaKorp a fee of $125.00 per each Complete Wisp Vaporizer purchased by Licensee from CannaKorp, unless otherwise agreed to by both parties.

Licensee will pay CannaKorp a fee of $15.00 per each Vapor Bottle (with pre-installed mouthpiece and sleeve) purchased by Licensee from CannaKorp.

Licensee will pay CannaKorp a fee of $6.00 per each package of four (2) Vapor Bottle Sleeves purchased by Licensee from CannaKorp.

Licensee will pay CannaKorp a fee of $9.99 per each package of three (3) Mouthpieces purchased by Licensee from CannaKorp.

Licensee will pay CannaKorp a fee of $9.99 per each HEPA filter purchased by Licensee from CannaKorp.

Licensee will pay CannaKorp a fee of $9.99 per each Check Valve purchased by Licensee from CannaKorp.